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Exhibit 99.1

 Sunwin Stevia International Receives Multiple Purchase Orders for OnlySweet(TM)
      Distribution in over 1,700 Major Grocery Outlets Begins in June 2007

Fort Lauderdale, Florida - April 10, 2007 - (Market Wire) - Sunwin Stevia International Corp, a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc. (OTC BB: SUWN), announced today that it has received several purchase orders from multiple high-end, national and regional grocery chains to carry the company's OnlySweet(TM) stevia dietary supplement product line in over 1700 heavily trafficked grocery outlets beginning in June 2007.

"We are very pleased with the results of our initial marketing efforts," said Jeffrey Reynolds, CEO, Sunwin Stevia International. "We are currently in negotiations with a considerable number of additional national and regional grocery chains and feel confident that the number of outlets offering OnlySweet(TM) will continue to grow substantially during the next six months. Having spent years in the consumer package goods industry representing a wide variety of products, I am particularly encouraged by our clients' response regarding the taste of our product, our packaging and pricing. We believe that all three of these elements will create consumer success and in the near future, OnlySweet(TM) will be in front of more American consumers than any other stevia product in the United States. We are working with our customers as partners in devising various marketing strategies that will increase in-store sales."

"We are also pleased with the growing usage and awareness of consumers regarding the attributes of stevia-based products. This past year there have been numerous national television, newspaper and magazine stories discussing the positive qualities of stevia usage. Perhaps more than anytime in our history, consumers are becoming very conscious of the importance of all-natural products that do not contain chemicals or other potentially harmful compounds. We believe that our all-natural, zero calorie, dietary supplement OnlySweet(TM) will resonate with a large percentage of consumers."


About Stevia

Stevia is extracted from the leaves of the Stevia rebaudania plant. It is used as a food additive in a wide variety of products, such as beverages, pastries, dairy products, confections and medicinal products in Japan, China, Malaysia, Israel, South Korea, Brazil and other countries. In the United States, stevia is classified as a dietary supplement.

About Only Sweet(TM)

Only Sweet(TM) is a proprietary stevia blend and is distributed through Sunwin Stevia International Corp. Sold in boxes of 100 and 200 sachets, OnlySweet TM has zero calories and does not significantly alter blood sugar levels. Only Sweet(TM) is unique because its stevia comes directly from Sunwin International Neurtaceuticals, Inc., one of the world's largest stevia producers, which assures consistency and purity.

About Sunwin Stevia International Corp.

Sunwin Stevia International Corp., a wholly owned subsidiary of Sunwin International Nutraceuticals, Inc. (OTCBB: SUWN), engages in the distribution of stevia under the Only Sweet(TM) line in North America. For more information about Only Sweet(TM), please visit http://www.onlysweet.com.

About Sunwin International Neutraceuticals, Inc.

Sunwin International Neutraceuticals (OTCBB: SUWN) engages in the areas of essential traditional Chinese medicine, zero calorie natural sweetener (Stevia), and veterinary medicines and feeds prepared from 100% organic herbal ingredients. As an industry leader in agricultural processing, Sunwin has built an integrated global firm with the sourcing and production capabilities to meet the needs of consumers throughout the world. Sunwin also makes such value-added products as specialty veterinary food ingredients and specialty feed ingredients. The Sunwin family works closely with consumers to provide a quality and a hybrid mix of agricultural products and services that meet growing demand. For more info about Sunwin, please visit http://www.sunwin.biz

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT:

Steven Silbert
Executive Vice President
Sunwin Stevia International Corp.
Tel: 954.724.2944
ssilbert@onlysweet.com

Iris Shaffer
Tel: 708.799.6284
ishaffer@bluechipmac.com